                                                           Exhibit 12

SCANA CORPORATION
CALCULATIONS OF BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1994
(Thousands of Dollars)




  Net earnings(1)                                               $331,551

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First and Refunding Mortgage Bond
      Indenture                                    $42,901
    Other indebtedness(1)                          $51,224
        Total annualized interest charges                       $ 94,125

            Bond ratio                                              3.52


(1) As defined under the Company's First and Refunding Mortgage Bond Indenture (Old Mortgage).





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

SCANA CORPORATION
CALCULATION OF NEW BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1994
(Thousands of Dollars)



  Net earnings(1)                                               $448,766


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First Mortgage Bond Indenture                $49,513
    Other indebtedness(1)                          $43,096
        Total annualized interest charges                       $ 92,609


            Pro Forma New Bond Ratio                                4.85



(1) As defined under the Company's Collateral Trust Mortgage Indenture (New Mortgage).



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


SCANA CORPORATION
CALCULATIONS OF PREFERRED STOCK RATIO
FOR THE YEAR ENDED DECEMBER 31, 1994
(Thousands of Dollars)


  Net Earnings (1)                                              $244,593

  Divide by annualized interest charges on:
    Bonds authenticated under SCE&G's
      mortgage bond indentures                     $92,414
    Other indebtedness (1)                         $ 8,477
    Preferred Dividend Requirements                $ 5,887
        Total annualized interest charges                       $106,778

            Preferred stock ratio                                   2.29




(1)  As defined under SCE&G's Restated Articles of Incorporation.




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



                                                               SCANA CORPORATION
                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  For Each of the Five Years Ended December 31, 1994
                                               (Thousands of Dollars)



                                                                    Years Ended December 31,

                                                     1994        1993        1992        1991        1990
Fixed Charges as defined:
  Interest on long-term debt..................     $106,573    $ 96,916    $ 92,178    $ 87,854    $ 84,563
  Amortization of debt premium, discount and
   expense (net)..............................        2,230       1,779         874         835         681
  Other interest expense......................        6,749       8,672       8,819       7,649      10,552
  Interest component of rentals...............        2,717       2,853         929         897         951

      Total Fixed Charges (A).................     $118,269    $110,220    $102,800    $ 97,235    $ 96,747

Earnings, as defined:
  Income......................................     $157,156    $174,198    $124,063    $142,557    $188,514
  Income taxes................................       81,736      91,562      60,252      75,325     108,202
  Total fixed charges above...................      118,269     110,220     102,800      97,235      96,747

      Total Earnings (B)......................     $357,161    $375,980    $287,115    $315,117    $393,463

Ratio of Earnings to fixed charges (B/A)......         3.02        3.41        2.79        3.24        4.07







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